EXHIBIT 99.1
Houston, Texas
June 19, 2014

FOR IMMEDIATE RELEASE

HOUSTON, June 18, 2014 -- Atwood Oceanics, Inc. (NYSE: ATW) (“Atwood”) announced today that one of its subsidiaries has been awarded a drilling services contract by CNOOC Africa Limited for the semisubmersible rig Atwood Hunter. The contract will be performed offshore Equatorial Guinea, specifies a day rate of $337,000 for a minimum term of 90 days and includes an option for one additional well. To the extent the term exceeds 90 days the day rate for days 91 to 180 shall be $330,000. Any term in excess of 181 days shall have a dayrate of $325,000. The Atwood Hunter is expected to commence the contract mid-August 2014.
In connection with this contract, an Atwood subsidiary and Guinea Ecuatorial de Petroleos (“GEPetrol”) mutually agreed to terminate the parties’ previously announced contract for the Atwood Hunter provided certain conditions are met.
Atwood Oceanics, Inc. is a leading offshore drilling contractor engaged in the drilling and completion of exploratory and developmental wells for the global oil and gas industry. The company currently owns 12 mobile offshore drilling units and is constructing three ultra-deepwater drillships. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW." For a full list of the official Social Media pages for Atwood Oceanics, Inc. please visit our Investor Relations site at: http://ir.atwd.com/GenPage.aspx?IID=4010374&GKP=210376.

Contact: Mark L. Mey
(281) 749-7902

Forward Looking Statements

Statements contained in this press release with respect to the future, including expected contract commencement, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancellation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.

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